
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>
<CIK> 0000752744
<NAME> DEAN WITTER REALTY INCOME PARTNERSHIP II, L.P.

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          OCT-31-1995
<PERIOD-END>                               OCT-31-1995
<CASH>                                       7,424,199
<SECURITIES>                                         0
<RECEIVABLES>                                2,387,459
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             126,033,674<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 116,720,438<F2>
<TOTAL-LIABILITY-AND-EQUITY>               126,033,674<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            18,474,708<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            19,554,394
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                             (1,079,686)
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         (1,079,686)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                (1,079,686)<F5>
<EPS-PRIMARY>                                    (8.25)<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $100,167,949, real estate held for sale of $10,769,096, investment in joint venture of $2,730,575, net deferred expenses of $2,009,275 and other assets of $545,121.
<F2>Other Stockholders' Equity represents partners' capital.
<F3>Liabilities include accounts payable and accrued liabilities of
$714,941, minority interest in joint venture of $8,341,537, and other liabilities of $256,758.
<F4>Total revenue includes rent of $17,249,584, equity in earnings of joint venture of $306,711, and interest and other revenues of $918,413.
<F5>Net loss includes loss on write-down of real estate held for sale of
$4,886,200.
<F6>Represents net loss per Unit of limited partnership interest.

